401(K) SAVINGS PLAN OF FIRST NIAGARA

Financial Statements as of
December 31, 2015 and 2014
and
Supplemental Schedule
Together with
Independent Auditor's Report

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Employee Benefits Administration Committee of the
401(k) Savings Plan of First Niagara

We have audited the accompanying statements of net assets available for benefits of the 401(k) Savings Plan of First Niagara (the Plan) as of December 31, 2015 and 2014, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2015 and 2014, and the changes in net assets available for benefits for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The supplemental information in the accompanying schedule of assets (held at end of year) as of December 31, 2015 has been subjected to audit procedures performed in conjunction with the audit of the Plan’s financial statements. The supplemental information is presented for the purpose of additional analysis and is not a required part of the financial statements but includes supplemental information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental information is the responsibility of the Plan's management. Our audit procedures included determining whether the supplemental information reconciles to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental information. In forming our opinion on the supplemental information in the accompanying schedule, we evaluated whether the supplemental information, including its form and content, is presented in conformity with the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. In our opinion, the supplemental information is fairly stated in all material respects in relation to the financial statements as a whole.

Respectfully Submitted,

/s/ Insero & Co. CPAs, LLP

Insero & Co. CPAs, LLP
Certified Public Accountants

Rochester, New York
June 22, 2016

401(k) SAVINGS PLAN OF FIRST NIAGARA

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
DECEMBER 31, 2015 AND 2014

	2015	2014
ASSETS

INVESTMENTS, at fair value:
Mutual funds	$238,227,389	$233,683,817
First Niagara Financial Group, Inc. common stock	27,723,193	24,853,975
Common/collective trust fund	8,359,047	9,618,745
Money market account	5,692,477	4,810,112

Total investments	280,002,106	272,966,649

NOTES RECEIVABLE FROM PARTICIPANTS	5,985,459	6,598,425

CASH	1,219,783	1,376,120

NET ASSETS AVAILABLE FOR BENEFITS	$287,207,348	$280,941,194

See accompanying notes to financial statements.

401(k) SAVINGS PLAN OF FIRST NIAGARA

STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
YEARS ENDED DECEMBER 31, 2015 AND 2014

	2015	2014
ADDITIONS:
Employee contributions	$23,623,417	$24,642,667
Employer contributions	13,332,177	14,111,986
Rollover contributions	3,338,123	3,885,855
Interest and dividend income	9,404,497	9,509,815
Net (depreciation) appreciation in fair value of investments	(3,381,561)	1,522,821
Interest on notes receivable from participants	270,723	257,934

Total additions	46,587,376	53,931,078

DEDUCTIONS:
Distributions to participants	(39,994,446)	(27,651,659)
Administrative expenses	(326,776)	(370,088)

Total deductions	(40,321,222)	(28,021,747)

CHANGE IN NET ASSETS	6,266,154	25,909,331

NET ASSETS AVAILABLE FOR BENEFITS - beginning of year	280,941,194	255,031,863

NET ASSETS AVAILABLE FOR BENEFITS - end of year	$287,207,348	280,941,194

See accompanying notes to the financial statements.

401(K) SAVINGS PLAN OF FIRST NIAGARA

NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2015 AND 2014

1.	DESCRIPTION OF PLAN

The following description of the 401(k) Savings Plan of First Niagara (formerly known as the First Niagara Financial Group 401(k) Plan) (the Plan) provides only general information. Participants should refer to the Plan document for a more complete description of the Plan's provisions.

General
The plan is a defined contribution plan with salary reduction features as permitted under Section 401(k) of the Internal Revenue Code (IRC). The Plan is funded by employee and employer contributions and covers substantially all eligible employees of First Niagara Bank N.A. and its Subsidiaries, which is owned by First Niagara Financial Group, Inc. (First Niagara) (collectively, the Company). The Plan is intended to conform with the provisions of the Employee Retirement Income Security Act of 1974 (ERISA) and subsequent legislation, when applicable.

On October 30, 2015, First Niagara and KeyCorp entered into an Agreement and Plan of Merger (the Merger Agreement). The Merger Agreement provides that, upon terms and conditions, First Niagara will merge with and into KeyCorp (the Merger), with KeyCorp as the surviving corporation in the Merger. The Merger Agreement was approved by the shareholders and Board of Directors of both First Niagara and KeyCorp. The completion of the Merger is subject to customary conditions, including, among others, the receipt of regulatory approvals. As of the date of issuance of these financial statements there have been no changes made to this Plan as a result of the pending Merger. Subject to the terms and conditions of the Merger Agreement, each share of First Niagara common stock held in the Plan will have the right to receive (i) 0.680 shares of KeyCorp common stock, par value $1.00 per share, and (ii) $2.30 in cash, for each share of First Niagara common stock, par value $1.00 per share.

The assets of the Plan are maintained by Charles Schwab Trust Company (Schwab), as Trustee and Custodian and Milliman, Inc., as recordkeeper for the Plan. The Employee Benefits Administration Committee (EBAC) ensures compliance with the IRC as well as ERISA. The EBAC is responsible for the operation of the Plan and management of assets for all qualified retirement plans sponsored by the Company.

Eligibility
All employees who have completed three months of service, as defined in the Plan, have attained the age of 21, and who are not represented by a collective bargaining unit are eligible to participate in the Plan.

Contributions
Employees who are eligible to participate in the Plan may elect to contribute up to 100% of their annual compensation, as defined in the Plan, subject to the annual limitations provided by the IRC. Employees who are age 50 or older by the end of the calendar year are allowed to make an additional “catch-up” contribution. This contribution was limited to $6,000 and $5,500 in 2015 and 2014, respectively.

Effective January 1, 2009, safe harbor provisions were adopted by the Plan, for which eligible participants shall be allocated a safe harbor match in an amount equal to 100% of the first 4% of compensation plus 50% of the next 2% of compensation deferred by a participant, up to a total of 5% of compensation.

The Company may also make an annual discretionary contribution to the Plan. No discretionary contributions were made to the Plan during 2015 and 2014. Participants may also rollover amounts representing distributions from other qualified defined benefit or defined contribution plans.

Participants direct the investment of their contributions into various investment options offered by the Plan. Participants may change their investment allocation on a daily basis.

Participant Accounts
Each participant's account is credited with the participant's contribution and an allocation of (a) the Company's contributions, (b) Plan earnings and losses, and (c) administrative expenses. Allocations are based on participant earnings or account balances, as defined. The benefit to which a participant is entitled is the benefit that can be provided from the participant's vested account.

Vesting
All participants are immediately 100% vested in their contributions, plus allocated earnings thereon. Effective January 1, 2009, eligible participants receiving a safe harbor matching contribution shall be 100% vested in those contributions. For employer matching contributions made prior to January 1, 2009 and employer discretionary contributions, vesting is as follows:

Less than 2 years	0%
2 years	20%
3 years	40%
4 years	60%
5 years	80%
6 years	100%

Notes Receivable from Participants
Participants may borrow from their accounts a minimum of $1,000 per loan up to a maximum amount, which is the lesser of $50,000 or 50% of their vested account balance. Note terms range from one to five years or up to 15 years for the purchase of a principal residence. The notes are collateralized by the participant's account and bear interest at the rates available for comparable notes from commercial lending institutions. Principal and interest is paid ratably through payroll deductions.

Forfeited Accounts
Forfeitures of nonvested employer contributions may be used for Plan administrative expenses or to reduce the employer's future contributions. During 2015 and 2014, forfeitures used to reduce employer contributions amounted to $22,000 and $53,998, respectively. Unused forfeited account balances were $7,174 and $1,928 at December 31, 2015 and 2014, respectively.

Plan Termination
Although it has not expressed any intent to do so, the Company has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA. In the event of plan termination, participants will become 100% vested in their accounts.

Administrative Expenses
All major loan and administrative expenses of the Plan are paid by the Plan unless otherwise paid by the Company. Administrative expenses include trustee fees.

Payment of Benefits
Employees are eligible for retirement benefits upon reaching age 65. Upon termination of service due to death, disability, or retirement, a participant or their beneficiary may elect to receive either a lump-sum amount equal to the value of the participant's vested interest in his or her account, or distributions based on various annuity options or fixed income payments. For termination of service for other reasons, a participant may receive the value of the vested interest in his or her account as a lump-sum distribution. Participating employees may take financial hardship withdrawals and other in-service withdrawals under prescribed circumstances, up to the value of vested contributions to their account.

Basis of Accounting
The accompanying financial statements have been prepared on the accrual basis of accounting in conformity with accounting principles generally accepted in the United States.

Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

New Accounting Standards
In July 2015, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2015-12, Plan Accounting: Defined Benefit Pension Plans, Defined Contribution Pension Plans, Health and Welfare Benefits Plans (Part I) Fully Benefit-Responsive Investment Contracts, (Part II) Plan Investment Disclosures, (Part III) Measurement Date Practical Expedient – Consensuses of the Emerging Issues Task Force. This ASU is effective for all plans with fiscal years beginning after December, 31 2015. Early adoption is permitted and the Plan has elected to adopt Part II of the ASU on a retrospective basis as of December 31, 2015. The amendments in Part II of the ASU remove the requirement to disclose investments that represent 5% or more of total net assets, eliminate certain fair value related disclosures, and remove the requirement to disclose the net appreciation or depreciation in the investments of the plan by the type of investment. Accordingly, related information reported as of December 31, 2014 has been modified to reflect these changes.

In connection with the issuance of ASU 2015-012, additional clarification was provided related to the treatment of indirectly held investment contracts. Prior to this clarification, there was diversity in practice as to the presentation of stable value funds and common/collective trust funds that held fully benefit responsive investment contracts. The new guidance clarifies that these funds should be presented at net asset value. Accordingly, the 2014 financial information has been adjusted to reflect this change in presentation and to eliminate the fair value to contract value adjustment.

Investment Valuation and Income Recognition
The Plan's assets are invested in various investments. Investments are reported at fair value. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. See Note 3 for discussion of fair value measurements.

Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on the accrual basis. Net (depreciation)/appreciation includes gains and losses on investments bought and sold as well as held during the year. Dividends are recorded on the ex-dividend date.

Notes Receivable from Participants
Notes receivable from participants are measured at their unpaid principal balance plus any accrued but unpaid interest.  Interest income is recorded on the accrual basis. Related fees are recorded as administrative expenses and are expensed when they are incurred.  Delinquent notes receivable from participants are reclassified as distributions based on the terms of the plan document.

Payment of Benefits
Benefits are recorded when paid.

Risks and Uncertainties
The Plan's assets include various types of investment securities. Investment securities are exposed to various risks, such as interest rate, market, currency, and credit risks. Due to the level of risk associated with certain investments and the level of uncertainty related to the value of such investments, changes in the values of investments will occur and such changes could materially affect the amounts reported in the accompanying financial statements.

3.	FAIR VALUE MEASUREMENTS

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Current accounting guidance establishes a fair value hierarchy based on the transparency of inputs participants use to price an asset or liability. The fair value hierarchy prioritizes these inputs into the following three levels:

•	Level 1 Inputs - Unadjusted quoted prices in active markets for identical assets or liabilities that are available at the measurement date.

•
Level 2 Inputs - Inputs, other than quoted prices included within Level 1, that are observable for the asset or liability, either directly or indirectly. These might include quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability (such as interest rates, volatilities, prepayment speeds, credit risks, etc.), or inputs that are derived principally from or corroborated by market data by correlation or other means.

•
Level 3 Inputs - Unobservable inputs for determining the fair value of the asset or liability and are based on the entity's own assumptions about the assumptions that market participants would use to price the asset or liability.

A financial instrument's categorization within the valuation hierarchy is based on the lowest level of input that is significant to the fair value measurement. A description of the valuation methodologies used for instruments measured at fair value, as well as the general classification of such instruments pursuant to the valuation hierarchy, is set forth below.

Our valuation methodologies may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. While we believe our valuation methodologies are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different estimate of fair value at each measurement date.

The following tables summarize our assets measured at fair value on a recurring basis at December 31, 2015 and 2014. Financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. For the years ended December 31, 2015 and 2014, no transfers in or out of Level 1 or Level 2 occurred.

	Level 1	Level 2	Level 3	Total

December 31, 2015

Mutual Funds	$238,227,389	$—	$—	$238,227,389
First Niagara common stock	27,723,193	—	—	27,723,193
Common/collective trust fund	—	8,359,047	—	8,359,047
Money market accounts	5,692,477	—	—	5,692,477

	$271,643,059	$8,359,047	$—	$280,002,106

	Level 1	Level 2	Level 3	Total

December 31, 2014

Mutual Funds	$233,683,817	$—	$—	$233,683,817
First Niagara common stock	24,853,975	—	—	24,853,975
Common/collective trust fund	—	9,618,745	—	9,618,745
Money market accounts	4,810,112	—	—	4,810,112

	$263,347,904	$9,618,745	$—	$272,966,649

Following is a description of the valuation methodologies used for assets measured at fair value. There have been no changes in the methodologies used at December 31, 2015 and 2014.

Mutual funds, First Niagara common stock, and money market accounts are valued using unadjusted quoted prices for identical assets in active markets.

The common/collective trust fund is valued at the net asset value ("NAV") of units of a bank collective trust.  The NAV is based on the fair value of the underlying investments held by the fund less its liabilities.  The fair value of the underlying investments is obtained from information provided by the investment advisor using the audited financial statements of the common/collective trust at year end.

5.	RECONCILIATION OF FINANCIAL STATEMENTS TO FORM 5500

The following is a reconciliation of net assets available for benefits per the financial statements to the Form 5500:

	2015	2014

Net assets available for benefits per the financial statements	$287,207,348	$280,941,194

Adjustment from contract value to fair value	—	90,231

Net assets available for benefits per Form 5500	$287,207,348	$281,031,425
The following is a reconciliation of changes in net assets available for benefits per the financial statements to the Form 5500:

	2015	2014

Net increase in net assets per financial statements	$6,266,154	$25,909,331

Change in adjustment from contract value to fair value	—	34,611

Net increase in net assets per Form 5500	$6,266,154	$25,943,942

6.	TAX STATUS

The Internal Revenue Service has determined and informed the Company by letter dated May 23, 2016, that the Plan and related trust are designed in accordance with applicable sections of the Internal Revenue Code (the Code).

Generally accepted accounting principles require entities to disclose in their financial statements the nature of any uncertainty in their tax positions. For benefit plans, qualified status itself is deemed to be an uncertainty, as events could potentially occur to jeopardize their qualified status. As of December 31, 2015, the Plan did not have any uncertain tax positions. The Plan files the Annual Return/Report of Employee Benefit Plan (Form 5500) in the U.S. federal jurisdiction.

7.	PARTY-IN-INTEREST TRANSACTIONS

In 2015 and 2014, certain Plan investments were managed by Schwab. Schwab was the trustee of the Plan for the years ended December 31, 2015 and 2014, and therefore these transactions with Schwab qualify as party-in-interest.

Notes receivable from participants of $5,985,459 and $6,598,425 as of December 31, 2015 and 2014, respectively, with interest rates ranging from 3.25% to 10.00% also qualify as party-in-interest. Interest earned on the notes receivable from participants totaled $270,723 and $257,934 for the years ended December 31, 2015 and 2014, respectively.

Dividend income earned on First Niagara common stock totaled $887,979 and $909,794 for the years ended December 31, 2015 and 2014, respectively. Net appreciation/(depreciation) on First Niagara common stock totaled $6,583,710 and $(6,129,293) at December 31, 2015 and 2014, respectively.

401(k) SAVINGS PLAN OF FIRST NIAGARA

SCHEDULE H, LINE 4i - SCHEDULE OF ASSETS (HELD AT END OF YEAR)
December 31, 2015

(a)	(b)	(c)	(d)
	Identity of Issuer	Description of Investment	Fair Value

		MUTUAL FUNDS:
	The Vanguard Group	Vanguard Institutional Index Fund	$28,783,446
	T. Rowe Price	T Rowe Price Large Cap Growth	20,060,741
	The Vanguard Group	Vanguard Total Intl Stock Index Fund	19,662,258
	J.P. Morgan Asset Management	JPMorgan US Small Company Fund	17,212,152
	LSV Fund	LSV Value Equity Fund	15,490,501
	The Vanguard Group	Vanguard Target Retirement 2025	15,315,894
	Dodge & Cox	Dodge & Cox Income Fund	13,375,351
	The Vanguard Group	Vanguard Mid Cap index	11,940,050
	The Vanguard Group	Vanguard Target Retirement 2035	11,812,677
	The Vanguard Group	Vanguard Short-Term Bond Index	11,278,078
	The Oakmark Funds	Oakmark Equity & Income I	10,566,022
	The Vanguard Group	Vanguard Target Retirement 2045	9,111,431
	The Vanguard Group	Vanguard Target Retirement 2020	8,726,661
	The Vanguard Group	Vanguard Target Retirement 2030	7,655,617
	John Hancock Investments	John Hancock Disciplined Value Mid Cap I	6,959,879
	The Vanguard Group	Vanguard Long-Term Bond Index Fund	6,905,198
	Janus Distributors LLC	Janus Enterprise T	5,702,503
	The Vanguard Group	Vanguard Target Retirement 2040	4,333,184
	The Vanguard Group	Vanguard Target Retirement 2015	2,733,598
	The Vanguard Group	Vanguard Target Retirement Income	2,008,344
	The Vanguard Group	Vanguard Intermediate-Term Bond Index I	1,723,169
	Cohen & Steers	Cohen & Steers Real Estate Securities I	1,476,707
	Harding Loevner	Harding Loevner Emerging Markets Advisor Fund	1,238,287
	The Vanguard Group	Vanguard Target Retirement 2050	1,173,416
	Dimensional Fund Advisors	DFA Inflation-Protected Securities I	1,070,124
	The Vanguard Group	Vanguard Target Retirement 2055	965,206
	The Vanguard Group	Vanguard Target Retirement 2060	646,984
	The Vanguard Group	Vanguard Small Cap Index Admiral	299,911

			238,227,389

*	First Niagara Financial Group, Inc.	Common Stock	27,723,193

		COMMON/COLLECTIVE TRUST FUND:
	Principal Funds Distributor, Inc.	Morley Stable Value Fund	8,359,047

		MONEY MARKET ACCOUNTS:
*	Charles Schwab Trust Co.	Schwab Retirement Advantage Money Fund	5,692,477

*	Notes receivable from participants	Interest rates range from 3.25% to 10.00%, with maturity dates ranging from 2016 to 2021	5,985,459

			$285,987,565

* Denotes party-in-interest